Exhibit 99.1
QUESTCOR PHARMACEUTICALS, INC.
Moderator: James Fares
October 27, 2005
10:00 a.m. CT

Operator:	Good morning. My name is Michael and I will be your conference facilitator. At this time I would like to welcome everyone to the Questcor Pharmaceuticals Q3 Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question simply press star then the number 2.

During this conference call, except for the disclosed historical information, the officers of Questcor Pharmaceuticals Incorporated may make forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors which may cause Questcor’s results to differ from those reported herein.

Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its product, the gross margin achieved from the sale of its product, Questcor’s ability to enforce its product return policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors and the expenses and other cash needs for the upcoming period, Questcor’s ability to obtain finished goods from its sole source contract manufacturer on a timely basis if at all and Questcor’s need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its products, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks and to the ability of Questcor to implement its strategy and acquire products and if acquired to market them successfully as well as the risks discussed in Questcor’s annual report on Form 10-K for the calendar year ending December 31, 2004 and other documents filed with the Securities and Exchange Commission.

Risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

During this conference call, the officers of Questcor will be referring to certain non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to financial measures calculated and presented in accordance with GAAP can be found in the Company’s 2005 third quarter earnings press release dated October 27, 2005 which is posted on the company’s Web site - www.questcor.com, under the heading latest news.

At this time I would like to introduce Mr. Jim Fares, President and CEO of Questcor Pharmaceuticals. Mr. Fares...

James Fares:	Good morning everyone. This is Jim Fares, President and Chief Executive Officer of Questcor Pharmaceuticals. Thank you for joining us on our conference call for the third quarter of 2005.

With me today are Steve Cartt, our Executive Vice President for Commercial Development, Dave Medeiros, Vice President of Manufacturing, Craig

Chambliss, Vice President of Sales and Marketing and George Stuart, Vice President of Finance and Chief Financial Officer.

As we previously announced, Mr. Stuart joined Questcor on September 27, 2005. On this morning’s call we will discuss the sale of our non-core products which occurred on October 17, 2005, our financial results for the third quarter of 2005 as compared with the third quarter of 2004 and a brief outlook for the remainder of 2005. Then we’ll open up the call for your questions.

On October 17, 2005 we completed the sale of Nascobal, Ethamolin and Glofil-125 to QOL Medical LLC for gross proceeds of $28.3 million plus the assumption by QOL of the obligation to pay Nastech Pharmaceuticals $2 million on the issuance by the U.S. Patent and Trademark Office of a patent on Nascobal Nasal Spray.

In connection with the sale we paid off our outstanding debt of $2.1 million and made payments of $2.4 million to the suppliers of Nascobal and Glofil-125 related to the assumption of those supply agreements by QOL. We estimate that our other deal related costs will total approximately $1.3 million.

We estimate net cash proceeds from the sale of $22.2 million and a gain of approximately $10 million. Our cash and cash equivalents as of October 25, 2005 totaled $27.6 million.

Our focus in the third quarter of 2005 was on the promotion of Acthar Gel, the sale of our non-core products and our search for complementary products and product candidates to expand our CNS portfolio.

An important step in our strategy was the completion of the sale of our non-core products which allowed us to pay off all of our outstanding debt and provide us capital to pursue opportunities to expand our business and create shareholder value.

George will now cover our financial results for the third quarter of 2005. George...

George Stuart:	Thanks Jim. Net loss for the third quarter of 2005 was $54,000 compared to a net loss of $1.4 million in the third quarter of 2004. Net loss was lower due primarily to lower operating costs and expenses in the third quarter of 2005 as compared to the third quarter of 2004.

Net loss applicable to common shareholders for the third quarter of 2005 was $222,000 compared to $1.5 million in the third quarter of 2004.

Operating costs and expenses decreased by $1.4 million or 28% in the third quarter of 2005 as compared to the third quarter of 2004. The decrease was due primarily to $920,000 in severance-related charges we incurred in the third quarter of 2004 related to the departure of Questcor’s former CEO, $328,000 of costs incurred in the third quarter of 2004 related to our promotion of VSL#3, which we stopped promoting in January 2005 pursuant to the termination of our co-promotion agreement with Sigma-Tau Pharmaceuticals, as well as lower payroll-related costs in the third quarter of 2005 due to personnel changes and the realignment of our sales force.

Net product sales for the third quarter of 2005 were $3.6 million, a decrease of $311,000 or 8% from net product sales of $3.9 million in the third quarter of 2004. Third quarter 2004 net product sales included $372,000 in net product sales of VSL#3, which we stopped promoting in January 2005 pursuant to the termination of our agreement with Sigma-Tau.

Third quarter 2005 net product sales of Acthar Gel were $2 million which increased 2% as compared to net product sales of $1.9 million in the third quarter of 2004.

Net product sales of Acthar Gel in the first nine months of 2005 were $7 million which increased $1.8 million, or 35%, as compared to net product sales of $5.2 million in the same period in 2004. This increase consisted primarily of a 25% increase in unit sales and a 15% increase in average selling price.

We ended the third quarter with cash and cash equivalents of $4.3 million.

Effective October 18, 2005, the net product sales and direct operating costs and expenses of our divested products will no longer be included in our results of operations or cash flows. Further details on the sale of the products and unaudited pro forma financial information are provided in our Form 8-K filed with the SEC on October 19, 2005.

Jim will now briefly discuss the outlook for the remainder of 2005. Jim...

James Fares:	Thanks George. In the fourth quarter of 2005 we will continue to focus our sales and marketing efforts on the promotion of Acthar Gel. As we have previously discussed, Acthar Gel is a product indicated for multiple sclerosis patients experiencing flares and is also used for other neurological conditions such as infantile spasm. The multiple sclerosis market is estimated to have approximately 400,000 patients in the U.S. Currently Acthar Gel is used in a small percentage of the MS flare market. We are focusing our resources on this portion of the MS market and think it is an attractive segment for revenue growth. We have also focused our efforts on creating awareness of Acthar Gel with physicians who have not prescribed the product recently but were previous prescribers.

In May we began refocusing our sales and marketing efforts in these areas of neurology. We are beginning to see positive initial results in prescription trends. We will continue to focus our resources on this segment of neurology. Our sales personnel now call on these physicians with greater frequency and we are focusing our resources on this audience. We expect our focus on Acthar Gel with these neurologists who treat multiple sclerosis to have a positive impact on sales.

We are also focusing our resources on acquiring and licensing and developing products for CNS disorders. We are concentrating our efforts on CNS products that will fit our capital structure and our commercial infrastructure. We intend to fund these activities with proceeds from the sale of our recently completed divestiture of non-core assets and existing cash. There are select development opportunities, product acquisitions and potential licensing deals that would fit these criteria. We are currently evaluating a number of potential opportunities.

We expect these changes to allow us to implement our business strategy of developing and commercializing CNS products. With that we will open the call to questions. Operator?

Operator:	Thank you. At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. Your first question comes from Elemer Piros of Rodman.

Elemer Piros:	Jim I just wanted to make sure that I heard this figure correctly. The current cash position is $27 million, is that correct?

James Fares:	Yes the current cash figure if I’m not mistaken was $27.6 million.

Elemer Piros:	$27.6 million. Okay, thank you. Where would you like to see Acthar grow in 2005 and in 2006? What is your goal?

James Fares:	Well Elemer, I think one of things that we need to look at for Acthar is that historically the product has received very little attention from Questcor. And now that we have refocused the product here in midyear 2005, we are beginning to see the uptick in prescription trends in the select segments of neurology that we’re focusing on and we’re very happy with those initial results.

For the remainder of 2005 we will continue to focus on these audiences and continue to see the same positions with the same type of frequency that we began doing in May.

Going into 2006 we are going to evaluate all of our resources and look to optimize our resources on Acthar. That would include looking at, calling on additional physicians and putting additional resources against Acthar since we’ve now looked at the prescription and see that it is very promotion responsive.

Elemer Piros:	Okay. Could you elaborate a little bit on your acquisition or in licensing strategy, what sort of products would you prefer to sell in the future?

James Fares:	Well the question is looking at in licensing candidates and I’m assuming you’re talking from a marketed prospective...

Elemer Piros:	Yes.

James Fares:	...so I’ll touch on that first. In terms of marketed products the specialty pharmaceutical model really requires that you get synergy in the segment that you are in. So all products that we are going to look at will have synergy with the CNS market, in particular neurology.

So we’re going to look for products that will fit our current audience where we promote Acthar Gel. And we are looking at a number of opportunities that would have great synergy.

So the analogy that I like to look at is, you know, when you go to a car dealership that has one brand you can buy one brand. We want our sales reps to go to the car dealerships or provide our physicians with multiple brands so that on each call they can leverage with that one physician multiple products.

So what we will look for is products that we can put into our sales representative’s bag that will allow them to discuss hopefully two or three products with the physician on a given call and getting that kind of leverage, that kind of synergy, is what the specialty pharma model is all about.

Elemer Piros:	Okay. I’ll get back into the queue and thank you very much, Jim.

James Fares:	Thanks Elemer.

Operator:	Again if you would like to ask a question simply press star then the number 1 on your telephone keypad. Your next question comes from Scott Laseter.

Scott Laseter:	Good morning. You may have answered this question already, and I apologize for re-asking it, but do you have an expectation with regard to the timing of when you’ll make announcements with regard to additional products? Should we look for that in the coming quarter? Is it going to be next year or what’s your sense of that?

James Fares:	Well as you know we can’t give guidance on when a transaction is going to happen. What I can tell you is that our business development group is very active in our space. We have a very experienced business development group and we are scouring the universe to look for product opportunities.

And once again I’ll go back to opportunities that fit our current strategy. So in terms of timing I can tell you that as soon as we have inked a transaction we will inform all of our investors.

And, you know, we are cautiously optimistic that you know we will find something and, you know, hopefully in the near future. But do we have anything signed today? No we do not. And we are looking at and evaluating a number of opportunities.

Scott Laseter:	Thank you.

Operator:	At this time sir there are no further questions. Are there any closing remarks?

James Fares:	No. I just wanted to thank everyone for joining us for the Questcor Pharmaceutical’s Third Quarter Call and we look forward to updating you on our activities as we go forward. Thank you.

Operator:	Thank you. This concludes this morning’s conference call. You may now disconnect.

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